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                                                                       EXHIBIT 5


                               September 13, 1999


Liberty Digital, Inc.
Board of Directors
67 Irving Place North, 4th Floor
New York, New York 10003

Gentlemen:

         We have acted as special counsel for Liberty Digital, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 2,700,002 shares of Liberty Digital, Inc. Series A Common Stock, $.01 par value ("Common Stock"), which may be purchased by the parties (other than the Company) to the Non Employee Director Non-Qualified Stock Option and Stock Appreciation Rights Agreement Between Liberty Digital, Inc. and Robert
R. Bennett, the Non Employee Director Non-Qualified Stock Option and Stock Appreciation Rights Agreement Between Liberty Digital, Inc. and Donne F. Fisher, the Non Employee Director Non-Qualified Stock Option and Stock Appreciation Rights Agreement Between Liberty Digital, Inc. and Leo J. Hindery, Jr., the Non Employee Director Non-Qualified Stock Option and Stock Appreciation Rights Agreement Between Liberty Digital, Inc. and Peter M. Kern, and the Non Employee Director Non-Qualified Stock Option and Stock Appreciation Rights Agreement Between Liberty Digital, Inc. and J.C. Sparkman (collectively the "Plans").

         In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plans, when paid for as contemplated by the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


                                    Very truly yours,

                                    Sherman & Howard L.L.C.